INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of December 15, 2014 by and between Oaktree Funds, a Delaware statutory trust (the “Trust”), and Oaktree Capital Management, L.P., a Delaware limited partnership (the “Adviser”).

W I T N E S S E T H :

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to the Trust and each of its series; and

WHEREAS, the Adviser employs certain individuals with substantial experience and expertise in such services and the Adviser is willing to furnish such services;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.             Services and Duties.

a.          The Trust hereby appoints the Adviser to act as investment adviser to its separate series, listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Fund” and collectively, the “Funds”), for the period and on the terms set forth in this Agreement.

b.          The Adviser shall perform, or arrange for its affiliates to perform, the management services necessary for the operation of each Fund and such other services as the Adviser, subject to review by the Board of Trustees of the Trust (the “Board of Trustees”), from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser, also on behalf of each Fund, shall coordinate with custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, principal underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.

c.          Subject to the supervision, direction and approval of the Board of Trustees, the Adviser will conduct a continual program of investment, evaluation, sale, and reinvestment of each Fund’s assets. Subject to compliance with the Fund’s investment objective, strategies and restrictions, the compliance policies and procedures of the Trust and the Adviser as well as compliance with applicable law and regulation, the Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by each Fund; (ii) make investment decisions for each Fund (including the exercise or disposition of rights accompanying portfolio securities (such as tender offers or exchanges) and other attendant rights thereto); (iii) place purchase and sale orders for portfolio transactions on behalf of each Fund and manage otherwise uninvested cash assets of the Fund; (iv) oversee the pricing and fair valuation of Fund securities and other assets; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Adviser’s management of the assets of each Fund (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research services to each Fund; (vii) engage certain third party professionals, consultants, experts or specialists in connection with the Adviser’s management of the assets of each Fund (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact); and (viii) make decisions with respect to the use by each Fund of borrowing for leverage or other investment purposes. The Adviser will in general take such action as is appropriate to effectively manage each Fund’s investment practices. In addition:

i.	The Adviser will maintain and preserve the records specified in Section 8 of this Agreement and any other records related to each Fund’s transactions as are required under any applicable state or federal securities law or regulation, including: the 1940 Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Investment Advisers Act of 1940, as amended (the “Advisers Act”).

ii.	The Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Trust, and will adhere to such Code of Ethics in performing its services under this Agreement.

iii.	The Adviser will manage the investment and reinvestment of the assets of each Fund in a manner consistent with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, subject to the best interests of the Fund.

d.          The Adviser may itself, or may cause a Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Adviser may represent a Fund on a creditors’ (or similar) committee.

e.          The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment required by it to perform the services on the terms and for the compensation provided herein. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Funds. At the request of the Board, the Adviser shall provide qualified candidates to serve as officers of the Trust.

2.             Subadvisers. The Adviser may, from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more subadvisers, including, without limitation, affiliates of the Adviser, to perform investment advisory services with respect to the Funds upon such terms and conditions as may be agreed upon between the Adviser and any such subadviser and agreed or approved by the Board of Trustees and, if applicable, by shareholders of the applicable Fund, all as permitted by the 1940 Act; provided, however, that the Adviser shall be as fully responsible to the Funds for the acts and omissions of any subadviser as it is for its own acts and omissions. The Adviser may terminate any or all subadvisers in its sole discretion at any time to the extent permitted by applicable law.

3.             Portfolio Transactions.

a.          The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for a Fund. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Adviser may select brokers and dealers with which it or the Trust is affiliated.

b.          On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of a Fund, as well as other clients, the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other client accounts or portfolios that the Adviser manages. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Fund and its other clients. The Adviser and each Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

c.          The Adviser will promptly communicate to the officers and the Board of Trustees such information relating to portfolio transactions as they may reasonably request.

4.             Compensation of the Adviser.

a.          For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, a Fund shall pay to the Adviser a monthly management fee (the “Management Fee”) on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month, at the annual rate set forth opposite the Fund’s name in Exhibit A, as such Exhibit A may be amended from time to time. For purposes of calculating the monthly Management Fee, the value of the Fund’s net assets shall be computed in the manner specified in the Fund’s prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day a Fund is open for business or as otherwise provided in the Fund’s prospectus.

b.          If the fees payable to the Adviser pursuant to this Section 4 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs.

c.          In addition to the Management Fee, each Fund shall be responsible for its investment-related expenses and all other expenses assumed by the Fund in accordance with the terms of the Trust’s Agreement and Declaration of Trust, as amended (the “Trust Agreement”) (except to the extent any such expenses are otherwise waived or assumed by the Adviser), including, but not limited to, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments (including, without limitation, security settlement costs); (iii) calculating each Fund’s net asset value (including the cost and expenses of any independent valuation firm, or agent or service provider of the Fund (including, without limitation, Fund administrators, custodians and pricing services)); (iv) custodian, registrar and transfer agent fees and fee and expenses of other service providers; (v) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; fees and expenses of the Trust’s trustees who are not “interested persons” of the Trust; (vi) legal and audit expenses; (vii) fees and expenses related to the registration and qualification of the Funds and the Funds’ shares for distribution under state and federal securities laws; (viii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Funds; (ix) all other expenses incidental to holding meetings of a Fund’s shareholders, including proxy solicitations therefor; (x) insurance premiums for fidelity bond and other insurance coverage; (xi) expenses of typesetting for printing prospectuses and statements of additional information and supplements to these documents; (xii) expenses of printing and mailing to shareholders of the Trust prospectuses and supplements thereto; (xiii) expenses related to the engagement of any third-party professionals, consultants, experts or specialists hired, with approval of the Board, to perform work in respect of the Funds; (xiv) all other expenses incurred by the Trust in connection with administering the Trust’s business; and (xv) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party and legal obligations that the Trust may have to indemnify the Trust’s trustees, officers and/or employees or agents with respect to these actions, suits or proceedings.

d.          Notwithstanding the foregoing, the Trust may enter into a separate agreement, which shall be controlling over this Agreement, pursuant to which some or all of the foregoing expenses of this Section 4 shall be the responsibility of the other party or parties to that agreement.

5.             Information and Reports.

a.          Each Fund agrees to furnish to the Adviser current prospectuses, proxy statements, reports to the shareholders of the Fund (collectively, “Shareholders” and each a “Shareholder”), certified copies of its financial statements, and such other information with regard to its affairs as the Adviser may reasonably request.

b.          The Adviser will keep each Fund informed of developments relating to its duties as investment adviser and its coordination with the Funds’ service providers of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser will provide each Fund and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund may from time to time reasonably request.

6.             Status of Adviser. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds. The services of the Adviser to the Funds are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

7.             Liability of Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, or (b) reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Trust, the Funds, or to any Shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Funds.

8.             Records

a.          Maintenance of Records. The Adviser hereby undertakes and agrees to maintain for each Fund, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund’s investments that are required to be maintained by the Fund pursuant to the 1940 Act with respect to the Adviser’s responsibilities under this Agreement (the “Fund Books and Records”).

b.          Ownership of Records. The Adviser agrees that the Fund Books and Records are the relevant Fund’s property and further agrees to surrender them promptly to the Fund upon the request of the Fund; provided, however, that the Adviser may retain copies of the Fund Books and Records at its own cost. The Fund Books and Records will be made available, within two (2) business days of a written request, to the relevant Fund’s accountants or auditors during regular business hours at the Adviser’s offices. Each Fund or its authorized representatives will have the right to copy any records in the Adviser’s possession that pertain to the Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Fund Books and Records will be returned to the relevant Fund.

9.             Duration and Termination. This Agreement will become effective as of the date first written above for an initial two-year term and will continue thereafter, as to a Fund, so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund. This Agreement may be terminated as to a Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund on 60 days’ written notice to the Adviser. As to a Fund, this Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days’ written notice to the Fund. As to a Fund, this Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such successor which does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

10.           Notification of Change in Partners. So long as the Adviser is a partnership, the Adviser will notify the Trust of any change in its membership within a reasonable time after such change.

11.           Definitions. As used in this Agreement, the terms “assignment,” “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

12.           Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Funds.

13.           Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.           Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

15.           Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

16.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

17.           Form ADV. The Trust acknowledges receiving Part 2 of the Adviser’s Form ADV.

18.           Trust Obligations. The parties to this Agreement agree that the obligations of the Trust and the Funds under this Agreement shall not be binding upon any of the Trustees, Shareholders, officers, employees or agents, whether past, present or future, of the Trust or of any Fund, individually, but are binding only upon the assets and property of the Trust or the affected Fund.

19.           Use of the Name Oaktree. The Adviser has consented to the use of the name or identifying words “Oaktree” in the name of the Trust and each Fund. Such consent is conditioned upon the employment of the Adviser as the investment adviser to the Fund and may be subject to a separate agreement between the parties. The name or identifying words “Oaktree” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Trust and each Fund to cease using “Oaktree” in the name of the Trust and the Fund if the Fund ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Todd Molz
Name: Todd Molz
Title: Managing Director
General Counsel

By:	/s/Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OAKTREEE FUNDS

By:	/s/Todd Molz
Name: Todd Molz
Title: Secretary

By:	/s/Martin Boskovich
Name: Martin Boskovich
Title: Assistant Secretary

Exhibit A

Oaktree Funds

Fund	Fee*
Oaktree High Yield Bond Fund	0.60%
Oaktree Emerging Markets Equity Fund	0.95%

*	Each Fund shall pay to the Adviser a monthly Management Fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month, at the annual rates provided for in this Exhibit, as such Exhibit may be amended from time to time.